Exhibit 10.2

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY EQUIVALENT SECURITIES LAWS OF ANY OTHER JURISDICTION. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH THE ACT AND THE AGREEMENT DESCRIBED BELOW.

PROMISSORY NOTE

US$1,000,000	March 30, 2022

For value received, Allarity Therapeutics Denmark ApS (formerly known as “OV-SPV2 ApS”), a company organized under the laws of Denmark, (the “Company”), promises to pay to Novartis Pharma AG (“Holder”) the principal sum of $1,000,000, together with accrued and interest thereon, each due and payable on the date and in the manner set forth below.

This promissory note (the “Note”) is issued as a replacement of that certain Convertible Promissory Note which was contemplated by the terms of the Promissory Note Purchase Agreement by and between the Company and the Holder (as the same may be amended from time to time, the “Agreement”) originally dated as of April 6, 2018, but was subsequently discovered to be unenforceable since the date of its execution on April 6, 2018 (the “Original Issuance Date”), and shall be subject to the terms and conditions of the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

1. Payment. All payments shall be applied first to accrued interest, and thereafter to principal. The outstanding principal amount of the Note, plus any accrued interest thereon (accrued in accordance with Section 2), shall be due and payable on the earlier to occur of: (i) the seventh (7th) anniversary of the Original Issuance Date which is April 6, 2025; and (ii) an Event of Default (as defined below) (the “Maturity Date”); it being understood that, with respect to any Maturity Date that occurs as a result of a Change of Control transaction (as defined below), the Company shall pay to the Holder, and the Holder shall accept as payment in full, an amount equal to the higher of either (x) the outstanding principal amount of the Note, plus any accrued interest thereon (accrued in accordance with Section 2), or (y) in connection with any Change of Control Transaction, the sum of (A) where the holders of Company’s equity securities or any securities conferring the right to purchase equity securities or securities convertible into, or exchangeable for (with or without additional consideration), equity securities of the Company (in no event to include this Note) immediately prior to such Change of Control transaction (collectively, “Equity Securities”) receive as a result of such Change of Control up to Thirty Million US Dollars ($30,000,000), five percent (5%) of the amount payable to such holders of Equity Securities pursuant to such Change of Control transaction, plus (B) as applicable, three percent (3%) of the amount in excess of Thirty Million US Dollars ($30,000,000) paid to the holders of Equity Securities pursuant to such Change of Control transaction. For example, in a transaction in which the holders of Equity Securities of the Company receive $50,000,000 as a result of such Change of Control, Holder shall receive $2,100,000 (meaning the sum of (I) $30,000,000 x 5% ($1,500,000) plus (II) $20,000,000 x 3% ($600,000)).

2. Interest Rate. The Company promises to pay simple interest on the outstanding principal amount hereof from the Original Issue Date until payment in full, which interest shall be payable at the rate of five percent (5%) per annum. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. For the sake of clarity, interest shall accrue commencing on April 6, 2018, and shall be paid together with the outstanding principal amount on the Maturity Date.

3. Maturity. The entire outstanding principal balance of this Note and all accrued interest shall become fully due and payable on the Maturity Date.

4. Payment at Maturity Date. All payments on the Note shall be made in US dollars, and at such place as the Holder of this Note may from time to time designate in writing to the Company. Any such payment will be applied first to the payment of expenses due under this Note, second to interest accrued but uncapitalized on this Note and third, to the payment of principal of this Note.

5. Initial Public Offering. If the Company proposes to consummate any initial public offering of its Equity Securities resulting in the trading of its Equity Securities on an internationally recognized securities exchange (an “IPO”), then (A) the Company shall give the Holder at least thirty (30) days advance written notice of such proposed IPO, and (B) the Company shall allow the Holder a one-time right to exchange this Note for such number of Equity Securities of the Company equal to three percent (3%) of the Company’s outstanding Equity Securities, calculated on a fully-diluted as-converted to common stock basis, held by all holders of Equity Securities of the Company (exclusive of Equity Securities issuable under this Note) immediately prior to the closing of the IPO; it being understood and agreed that such conversion of this Note for shares of Equity Securities pursuant to Section 7(c) shall be consummated in a private placement to close concurrently with the closing of such IPO.  The Holder agrees to enter into all customary lock-up and other agreements as the underwriters for such IPO shall reasonably request in order to give effect to the foregoing Note conversion.

6. Events of Default. Unless otherwise waived by the Holder and upon written notice to the Company, the occurrence of any one or more of the following shall constitute an “Event of Default” under the Notes:

(a) The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b) The Company undergoes a “Change of Control” transaction, meaning (a) a merger or consolidation of the Company with a Third Party which results in the stockholders or equity holders of the Company not owning at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) except in the case of a bona fide equity or debt financings, whether private or public, in which the Company issues new Equity Securities, a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company who did not, prior to such transaction or series of transactions, own at least fifty percent (50%) or more of the combined voting power of the outstanding securities of the Company or (c) the sale or other transfer to a Third Party of all or substantially all of the Company’s business;

(c) The Company materially breaches any warranty, representation or covenant under the Agreement or this Note;

(d) The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(e) An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company;

(f)   Any event of administration receivership, liquidation, dissolution, termination of existence, suspension or discontinuance of business in respect of the Company;

(g) Termination by OV of that certain License Agreement by and between the Holder and Allarity Therapeutics Europe ApS, formerly known as Oncology Venture ApS, (an Affiliate of the Company), dated as of April 6 , 2018, as may be amended from time to time (the “License Agreement”), pursuant to Section 14.3(b) of such License Agreement; or

(h) Termination by Novartis of that certain License Agreement pursuant to Section 14.3(a) of such License Agreement.

7. Rights of Holder upon Default.

(a) Upon the occurrence of any Event of Default, the Holder shall be entitled to notify the Company in writing that all outstanding Obligations payable by the Company hereunder shall become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Holder may exercise any other right power or remedy granted to it by this Note or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

(b) "Obligations" shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Holder of every kind and description, now existing or hereafter arising under or pursuant to the terms of this Note, including, all interest, fees, charges, expenses, attorneys' fees and costs and accountants' fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

8. Waiver. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

9. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

10. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

11. Modification; Waiver. Unless otherwise specified (i.e., that only the Holder may approve an amendment or waiver of this Note), the terms of this Note may be amended or waived with the written consent of the Company and the Required Noteholders.

12. Assignment. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, this Note, may not be assigned or transferred except upon the express written consent of the Company; provided, however, that the Holder may assign this Note without the consent of the Company to any Affiliate of Holder. Any payments or issuance pursuant hereto shall be paid solely to the registered holder of this Note. Such payment or issuance shall constitute full discharge of the Company’s obligation to make payments or issuances hereunder. In the event that the Company consents in writing to a transfer, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, a new note for the same principal amount and interest will be issued to, and registered in the name of, the transferee.

[signature page follows]

IN WITNESS WHEREOF, the Company has duly executed or caused this Note to be executed concurrently with the First Amendment to the License Agreement effective as of March 30, 2022.

Company:

Allarity Therapeutics Denmark ApS (fka OV-SPV2 ApS)

By:	/s/ Steve Carchedi
Steve Carchedi
Executive Director

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